Exhibit 99.1

Contacts:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Jim Merselis, chief executive officer	Don Markley or Brandi Floberg
jmerselis@hemosense.com	bfloberg@lhai.com
(408) 240-3827	(310) 691-7100

HemoSense Names Gordon Sangster as Chief Financial Officer

SAN JOSE, Calif. (September 1, 2006) – HemoSense, Inc. (AMEX:HEM) today announced that Gordon Sangster will join the Company on September 18, 2006 as vice president of finance and chief financial officer. Mr. Sangster is replacing Paul Balsara who is leaving on September 30th, 2006, due to health reasons and returning to part-time consulting. Mr. Balsara has agreed to be available for HemoSense in a part-time consulting role through the end of January 2007.

“We are very pleased to have Gordon become part of our management team. His extensive executive level experience in the healthcare sector will be an important asset to HemoSense as we continue our rapid growth and expand the market for our products,” said Jim Merselis, President and CEO of HemoSense. “I also want to thank Paul Balsara for his outstanding service to the Company, and wish him well. Paul will be a consultant with HemoSense through the end of January to assist Gordon and ensure a smooth transition.”

From August 2000, Mr. Sangster was chief financial officer of A.P. Pharma, a specialty pharmaceutical company based in Redwood City, California. He also served as that company’s vice president of finance and controller from April 1993 to July 2000. Previously, Mr. Sangster was manager, international finance for Raychem, Inc., and international controller for Coopervision, Inc. He is a member of the Institute of Chartered Accountants in England and Wales and attended the University of Edinburgh in Scotland.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, the statements concerning the Company’s expectation of continued rapid growth and the expansion of market for its products are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Further information on the Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.